Exhibit 3.11

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

ENERGIZER PERSONAL CARE, LLC

Energizer Personal Care, LLC was originally formed on December 12, 2007 as Energizer Personal Care, Inc. and converted to Energizer Personal Care, LLC on October 1, 2008 and this Certificate was duly executed in accordance with Section 18-208 of the Delaware Limited Liability Company Act.

The Certificate of Formation of Energizer Personal Care, LLC is hereby amended and restated as follows:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Energizer Personal Care, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation on December 15, 2011.

/s/ Mark S. Lavigne
Mark S. LaVigne, Vice President and Secretary